UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

Of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive information statement.

Ivy Funds

(Name of Registrant as Specified in its Charter)

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IVY FUNDS

Ivy Pzena International Value Fund

6300 Lamar Avenue

Overland Park, Kansas 66202

(800) 777-6472

September 4, 2018

Dear Shareholder,

The enclosed information statement contains important information about a recent change in the subadviser for the Ivy Pzena International Value Fund (formerly, the Ivy Cundill Global Value Fund) (the “Fund”), a series of Ivy Funds (the “Trust”).

Effective July 31, 2018, Ivy Investment Management Company (“IICO” or the “Adviser”), the Fund’s investment adviser, entered into a new subadvisory agreement with Pzena Investment Management, LLC (“Pzena”) pursuant to which Pzena will serve as the new subadviser to the Fund. In connection with that change, the name of the Fund has changed to the Ivy Pzena International Value Fund.

Please read the enclosed information statement carefully. It describes the current management structure of the Fund, the terms of the new subadvisory agreement, factors considered by the Trust’s Board of Trustees in approving the new subadvisory agreement, and other related information.

The information statement is for your information only. You are not required to take any action. We are not asking you for a proxy and you are requested not to send us a proxy.

The information statement is being mailed on or about September 4, 2018.

Should you have any questions or need additional information, please call the Trust at 1-800-777-6472.

IVY FUNDS

Ivy Pzena International Value Fund

6300 Lamar Avenue

Overland Park, Kansas 66202

(800) 777-6472

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement.

This information statement is available at www.ivyinvestments.com

This Information Statement is being furnished to shareholders of the Ivy Pzena International Value Fund (the “Fund”), which was formerly known as the Ivy Cundill Global Value Fund, a series of Ivy Funds (the “Trust”). This Information Statement is being mailed in lieu of a proxy statement, beginning on or about September 4, 2018 to the Fund’s shareholders of record as of the close of business on July 31, 2018 (the “Record Date”).

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Trust, an open-end management investment company, is a Delaware statutory trust that was formed on November 13, 2008. The Trust is a series type company, and the Fund is one of those series. Ivy Investment Management Company (“IICO” or the “Adviser”) serves as investment adviser to the Fund. Prior to July 31, 2018, Mackenzie Financial Corporation (“Cundill”) served as subadviser to the Fund pursuant to a subadvisory agreement between IICO and Cundill (the “Previous Subadvisory Agreement”).

At a meeting of the Board of Trustees of the Trust (the “Board”) on May 15-16, 2018, the Board approved a new subadvisory agreement (the “New Subadvisory Agreement”) between IICO and Pzena Investment Management, LLC (“Pzena”) with respect to the Fund, which took effect as of July 31, 2018. In connection with the appointment of Pzena under the New Subadvisory Agreement, the Board terminated the Previous Subadvisory Agreement with Cundill, and as of the close of business on July 30, 2018, Cundill no longer served as subadviser to the Fund. In connection with that change, also effective on July 31, 2018, the name of the Fund changed from the Ivy Cundill Global Value Fund to the Ivy Pzena International Value Fund.

The Investment Company Act of 1940, as amended (the “1940 Act”) generally provides that an adviser or subadviser to a mutual fund may act as such only pursuant to a written contract that has been approved by a vote of the fund’s shareholders, as well as by a vote of a majority of the trustees of the fund who are not parties to such contract or interested persons of any party to such contract. The Trust and IICO, however, have received a “manager of managers” order from the Securities and Exchange Commission (the “SEC”) that exempts them from the shareholder approval requirement in certain circumstances (the “Order”). Subject to certain conditions, the Order permits IICO to enter into or materially amend the terms of a subadvisory agreement with an unaffiliated subadviser for a fund without obtaining approval from that fund’s shareholders. Such agreements must be approved by the Board (including a majority of Trustees who are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Trust, IICO or any subadviser (the “Independent Trustees”)) in accordance with the requirements of the 1940 Act.

One condition of the Order is that the Trust must provide an information statement to the shareholders of the affected series, setting forth substantially the information that a proxy statement would contain for a shareholder meeting on whether to vote to approve the agreement. Therefore, in accordance with the Order, the Trust is furnishing this Information Statement to the shareholders of the Fund to provide information regarding the New Subadvisory Agreement.

Please read this information statement carefully, as it contains important information.

DESCRIPTION OF AGREEMENTS

Advisory Agreement

The Trust has retained IICO to act as investment adviser to the Fund pursuant to an advisory agreement between the Trust and IICO (the “Advisory Agreement”). Under the Advisory Agreement, subject to the general supervision of the Board, IICO is responsible for providing general management services to the Fund and investment of the Fund’s assets. Additionally, the Advisory Agreement permits IICO to delegate its investment management services with respect to the Fund to a subadviser, subject to approval by the Board and subject to the supervision of IICO.

Pursuant to the Advisory Agreement, the Fund pays IICO a management fee, expressed as a percentage of the Fund’s average daily net assets, according to the following schedule: 1.00% of net assets up to $500 million; 0.85% of net assets over $500 million and up to $1 billion; 0.83% of net assets over $1 billion and up to $2 billion; 0.80% of net assets over $2 billion and up to $3 billion; 0.76% of net assets over $3 billion and up to $5 billion; 0.73% of net assets over $5 billion and up to $10 billion; and 0.70% of net assets over $10 billion. Effective July 31, 2018, IICO agreed to waive/reduce a portion of its management fee from 1.00% to 0.79% on net assets up to $500 million for a one-year period ending July 31, 2019.

For the fiscal year ended March 31, 2018, the aggregate amount of advisory fees paid by the Fund to IICO was $1,674,654 (including waivers), which equaled 0.84% of the Fund’s average daily net assets.

Previous Subadvisory Agreement

Under the Previous Subadvisory Agreement, IICO delegated its portfolio management responsibilities for the Fund to Cundill. The Previous Subadvisory Agreement required Cundill to manage, subject to the supervision and approval of IICO and the Board, the investment and reinvestment of the assets of the Fund. Cundill was authorized to take, on behalf of the Trust, all actions which it deemed necessary to implement the investment policies of the Fund, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by Cundill. In connection with these services, Cundill was obligated to make periodic reports to IICO.

Under the Previous Subadvisory Agreement for the Fund, IICO paid a subadvisory fee to Cundill at the annual rate of 0.50% of net assets up to $500 million; 0.425% of net assets over $500 million and up to $1 billion; 0.415% of net assets over $1 billion and up to $2 billion; 0.40% of net assets over $2 billion and up to $3 billion; and 0.38% of net assets over $3 billion. Under the Previous Subadvisory Agreement for the Fund, for the fiscal year ended March 31, 2018, IICO paid an aggregate subadvisory fee with respect to the Fund of $857,317 to Cundill, which was 0.43% of the Fund’s average daily net assets.

The Board last approved the renewal of the Previous Subadvisory Agreement, dated February 21, 2014, through October 1, 2018, at a meeting held on August 15-16, 2017.

New Subadvisory Agreement

The following information briefly summarizes some important provisions of the New Subadvisory Agreement.

The New Subadvisory Agreement requires Pzena to manage the investment and reinvestment of the Fund’s assets, subject to the supervision of the Board and IICO. The New Subadvisory Agreement requires that Pzena do so in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Fund’s prospectus and statement of additional information, (ii) any additional policies or guidelines established by IICO or by the Board, and (iii) other applicable laws and regulations. Subject to the foregoing, the New Subadvisory Agreement generally authorizes Pzena to effect portfolio transactions in its discretion and without prior consultation with IICO. The New Subadvisory Agreement also requires Pzena to make periodic reports to IICO.

Under the New Subadvisory Agreement, Pzena will receive a monthly subadvisory fee from IICO through July 31, 2019, in an amount equal to 0.35% of the Fund’s average daily net assets. After July 31, 2019, IICO will pay Pzena the same 0.35%, except that, in the event that both (i) the Fund’s total net inflows drop below $500 million, and (ii) the average daily value of the Fund falls below $500 million, IICO shall pay Pzena a subadvisory fee pursuant to the following schedule: an annual rate of 0.55% of net assets up to $100 million; 0.45% of net assets over $100 million and up to $300 million; and 0.35% of net assets over $300 million.

Because the term of the New Subadvisory Agreement had not yet commenced as of March 31, 2018, no subadvisory fees were paid to Pzena during the Fund’s last fiscal year. Because the fees paid to Pzena under the New Subadvisory Agreement are not paid by the Fund and are instead paid by IICO out of the advisory fees that IICO receives from the Fund, there is no change in the advisory fee paid by the Fund as a result of the hiring of Pzena as subadviser to the Fund. Moreover, the New Subadvisory Agreement will not result in an increase in the aggregate advisory fee rate payable by the Fund.

The New Subadvisory Agreement provides that it shall continue in effect from July 31, 2018 through August 31, 2019, unless terminated sooner. It may be renewed from year to year thereafter, so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

The New Subadvisory Agreement may be amended at any time by mutual consent of IICO and Pzena, provided that, if required by law (as may be modified by any exemptions received by IICO from the SEC, or any rules or regulations adopted by, or interpretative guidance from, the SEC), such amendment shall also be approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval.

The New Subadvisory Agreement may be terminated without penalty at any time on 60 days’ written notice to Pzena, either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund. The New Subadvisory Agreement may also be terminated without penalty by Pzena on 60 days’ written notice to IICO and the Trust, or by IICO, if approved by the Board, without penalty on 60 days’ written notice to Pzena. In addition, the New Subadvisory Agreement will automatically terminate in the event of its “assignment” (as such term is defined in the 1940 Act) or upon the termination of the Advisory Agreement.

The New Subadvisory Agreement provides that, except as may otherwise be provided by applicable law, Pzena and its officers, partners, directors, employees, affiliates and agents shall not be subject to any liability to IICO, the Trust, the Fund or the shareholders arising out of any service rendered under the New Subadvisory Agreement, except by reason of Pzena’s willful misconduct, bad faith or gross negligence in the performance of any of its duties or by reason of its reckless disregard of its obligations and duties under the New Subadvisory Agreement.

Comparison of the Previous Subadvisory Agreement and the New Subadvisory Agreement

The principal terms of the New Subadvisory Agreement are substantially similar to the terms of the Previous Subadvisory Agreement. Some important differences include the following:

•	references to Cundill have been changed to references to Pzena; and

•	the subadvisory fee schedule for the New Subadvisory Agreement differs from that of the Previous Subadvisory Agreement, as described above.

Under the Previous Subadvisory Agreement, IICO paid an aggregate subadvisory fee to Cundill with respect to the Fund of $857,317 for the fiscal year ended March 31, 2018. If the New Subadvisory Agreement had been in effect during such fiscal year, the subadvisory fee payable by IICO to Pzena would have been $697,816. The difference between such amounts is $159,501, which represents a 19% decrease.

INFORMATION ABOUT PZENA

Overview and Related Strategies

Pzena is an SEC-registered investment adviser founded in 1996. As of March 31, 2018, Pzena had approximately $37.7 billion in assets under management. Pzena is independent of IICO.

Pzena is responsible for the day-to-day investment decisions of the Fund, subject to the investment policies, restrictions and guidelines of the Fund and the supervision of the Board and the Adviser. Pzena also acts as an adviser to other funds whose investment styles are similar to the Fund’s, as shown in the table below.

Name of Fund	Investment Style	Approximate Net Assets of Fund as of March 31, 2018	Advisory Fee
Bridge Builder International Equity Fund	International Value	$7.2 billion	N/A

Other Accounts	International Value	Various sizes	Under $100 million – 0.55% $100 million to $300 million – 0.45% Over $300 million – 0.35%

Investment Process

The Fund’s investment objective is to seek to provide capital appreciation.

The Fund invests at least 80% of its net assets in equity securities of issuers located in, or with significant business, assets, or operations in, countries throughout the world other than the United States. In managing the Fund’s assets, Pzena looks to invest in companies from a universe generally consisting of the 1,500 largest non-U.S. companies that it believes are undervalued on the basis of current price to an estimated normal level of earnings. The Fund generally invests up to 10% of its portfolio in emerging markets. A company is considered to be located in an emerging market country if it is organized under the laws of, or has a principal office in, an emerging country; if it has a class of securities whose principal securities market is in an emerging country; if it derives 50% or more of its total revenue from goods produced, sales made or services provided in one or more emerging countries; or if it maintains 50% or more of its assets in one or more emerging countries. Pzena has discretion to determine which countries are regarded as emerging markets, although those classified by Morgan Stanley Capital International (MSCI) as emerging typically will be included, together with other countries having similar characteristics.

The Fund’s portfolio generally will consist of 60 to 80 stocks identified through a research-driven, bottom-up security selection process based on fundamental research, with relative sizing based on valuation, risk and diversification. The Fund seeks to invest in stocks that, in the opinion of Pzena, sell at a substantial discount to their intrinsic value, but have solid long-term prospects. The Fund primarily invests in common stocks. From time to time, the Fund may have a significant portion of its assets invested in securities of companies in the same economic sector.

In evaluating an investment by the Fund, Pzena focuses on the company’s underlying financial condition and business prospects, considering estimated earnings, economic conditions, degree of competitive or pricing pressures and the experience and competence of management, among other factors.

In Pzena’s opinion, normal earnings provide a more accurate measure for evaluating a company’s performance by smoothing out extreme high and low periods of performance; therefore, this is the measure on which Pzena focuses. Securities considered for investment typically will include companies undergoing temporary stress in the present business environment, but where Pzena judges there is a management plan or other mechanism by which earnings can be restored to the normal level. Furthermore, Pzena seeks companies with attributes that provide downside valuation protection, such as trough levels of cash flow and liquidation value. Pzena employs a classic value investment approach for the Fund (i.e., constructing a portfolio of securities that are undervalued relative to their long-term earnings power).

Pzena’s sell discipline is guided by the same ranking system with which Pzena originally screens the investment universe. Pzena typically sells a security when it reaches the midpoint of its proprietary screening model which Pzena judges to be “fair value;” however, Pzena may hold a security beyond this point in order to maintain a desired level of diversification. Pzena also may sell a security to take advantage of what it believes are more attractive opportunities, when there is a change in company fundamentals or to raise cash.

Portfolio Transaction and Brokerage

One of the duties undertaken by IICO pursuant to the Advisory Agreement is to arrange the purchase and sale of securities for the portfolio of the Fund. Under the New Subadvisory Agreement, IICO has delegated this responsibility to Pzena.

Brokerage commissions primarily are paid for effecting transactions in securities traded on an exchange and otherwise only if it appears likely that a better price or execution can be obtained. The individuals who manage the Fund may manage other advisory accounts with similar investment objectives. To the extent permitted by applicable law, Pzena may aggregate the securities to be sold or purchased for the Fund with those of other accounts it manages. Pzena is obligated to allocate any securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner it believes to be the most equitable and consistent with its fiduciary obligations to the Fund and such other accounts. Sharing in large transactions could affect the price the Fund pays or receives or the amount it buys or sells. Additionally, a better negotiated commission may be available through combined orders. Pzena is required to effect derivative transactions using derivatives documentation executed by IICO (e.g., ISDA Master Agreements and corresponding documents) and is not authorized to trade derivative instruments under any other derivatives documentation.

To effect the portfolio transactions of the Fund, Pzena is authorized to engage broker-dealers (brokers) which, in its best judgment based on all relevant factors, will implement the policy of the Fund to seek best execution (prompt and reliable execution at the best price obtainable) for reasonable and competitive commissions. Pzena need not seek competitive commission bidding but is expected to minimize the commissions paid to the extent consistent with the interests and policies of the Fund. Subject to review by the Board, such policies include the selection of brokers which provide execution and/or research services and other services, directly or through others (research and brokerage services) considered by Pzena to be useful or desirable for its investment management of the Fund and/or the other funds and accounts for which Pzena has investment discretion.

Such research and brokerage services are, in general, defined by reference to Section 28(e) of the Exchange Act as including: (i) advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing or selling securities and the availability of securities and purchasers or sellers; (ii) furnishing analyses and reports; or (iii) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody). Investment discretion is, in general, defined as having authorization to determine what securities shall be purchased or sold for an account.

The commissions paid to brokers that provide such research and/or brokerage services may be higher than the commission another qualified broker would charge for effecting comparable transactions and are permissible if a good faith determination is made by Pzena that the commission is reasonable in relation to the research or brokerage services provided. No allocation of brokerage or principal business is made to provide any other benefits to Pzena. Pzena does not direct Fund brokerage to compensate brokers for the sale of Fund shares. The Fund has adopted a policy that prohibits Pzena from using Fund brokerage commissions to compensate broker-dealers for promotion or sale of Fund shares.

The investment research provided by a particular broker may be useful only to one or more of the other advisory accounts of Pzena and investment research received for the commissions of those other accounts may be useful both to the Fund and one or more of such other accounts. To the extent that electronic or other products provided by such brokers to assist Pzena in making investment management decisions are used for administration or other non-research purposes, a reasonable allocation of the cost of the product attributable to its non-research use is made and this cost is paid by Pzena.

Such investment research (which may be supplied by a third party at the request of a broker) includes information on particular companies and industries as well as market, economic or institutional activity areas. In general, such investment research serves to broaden the scope and supplement the research activities of Pzena; serves to make available additional views for consideration and comparisons; and enables Pzena to obtain market information on the price of securities held in the Fund’s portfolio or being considered for purchase.

The table below sets forth the brokerage commissions paid by the Fund for the fiscal year ended March 31, 2018.

Total Brokerage Commissions	$229,694
Brokerage Commissions to Affiliated Broker-Dealers	$0

Executive Officers and Directors of Pzena

The table below presents information about the principal executive officers and directors of Pzena. The address for each of the persons listed below, as it relates to his and/or her duties with Pzena is the same as that of Pzena, which is 320 Park Avenue, 8th Floor, New York, NY 10022.

Name	Position with Adviser	Principal Occupation
John Goetz	Managing Principal	Co-Chief Investment Officer
Richard Pzena	Managing Principal	Chief Executive Officer; Co-Chief Investment Officer
William Lipsey	Managing Principal	Business Development and Client Services
Joan Berger	General Counsel, Chief Compliance Officer	General Counsel, Chief Compliance Officer
Gary Bachman	Managing Principal	Chief Operating Officer
Jessica Doran	Chief Financial Officer	Chief Financial Officer

Board Review and Approval of the New Subadvisory Agreement

The New Subadvisory Agreement was approved by the Board, including a majority of the Independent Trustees, at an in-person meeting on May 15-16, 2018.

In connection with the approval of the New Subadvisory Agreement, the Trustees reviewed written materials prepared by the Adviser and Pzena and received oral presentations from personnel of IICO and Pzena. Before voting on the New Subadvisory Agreement, the Trustees reviewed the New Subadvisory Agreement with representatives of the Adviser and independent legal counsel to the Trustees, and they also received a memorandum from independent legal counsel to the Trustees discussing the legal standards for their consideration of the proposed agreement. The Trustees also discussed the proposed agreement in an executive session with independent legal counsel at which no representatives of the Adviser or Pzena were present. Set forth below is a summary of the material factors evaluated by the Trustees in determining whether to approve the New Subadvisory Agreement. In their deliberations, each Trustee may have attributed different weights to the various factors, and no factor alone was necessarily considered determinative.

In considering the New Subadvisory Agreement, the Board considered information on: (i) the nature, extent and quality of services proposed to be provided by Pzena, including an evaluation of Pzena’s compliance programs by the Trust’s Chief Compliance Officer; (ii) the proposed subadvisory fees and expense ratios, as well as the costs of services that Pzena proposed to provide and the resulting impact of hiring Pzena on the profitability of IICO; (iii) Pzena’s investment performance in managing similar strategies; and (iv) possible economies of scale.

The Trustees considered the nature, extent, and quality of the services proposed to be provided to the Fund by Pzena. In this regard, the Trustees considered presentations by Trust officers and representatives of IICO and Pzena. The Trustees also further considered the materials provided by IICO and Pzena, which assisted the Trustees in assessing Pzena’s organizational structure, personnel, investment capacity, investment process and regulatory/compliance capabilities and record, as well as Pzena’s investment philosophy, performance record and trade execution capabilities. The Board noted that Pzena has substantial resources and experience in managing international value investments similar to those in which the Fund invests. In this regard, the Board considered comparisons of the performance of a mutual fund and separate accounts managed by Pzena that utilize an international value strategy similar to that used by the Fund, noting that the performance of such portfolios have outperformed their peers and benchmarks. The Trustees concluded that they were satisfied with the nature, extent and quality of the services proposed to be provided to the Fund by Pzena.

The Board also considered the subadvisory fee proposed to be paid by IICO to Pzena pursuant to the New Subadvisory Agreement, as well as those fees in relation to the total expenses of the Fund. The Trustees reviewed presentations by Trust officers and comparative information on fees paid and expenses incurred by similar funds. In particular, the Trustees considered the fact that the subadvisory fee schedule for Pzena set forth in the Subadvisory Agreement was not greater than the fee schedule charged by Cundill. The Board concluded that the subadvisory fees to be paid to Pzena were reasonable and the result of arm’s-length negotiations. Because it was not possible to determine the profitability that Pzena might achieve with respect to the Fund, the Board did not make any conclusions regarding Pzena’s profitability. The Board also considered the expected transition costs to the Fund of the change of subadviser and the impact on IICO’s profitability.

The Board considered the extent to which economies of scale may be realized if the Fund grew and whether fee levels reflect these possible economies of scale for the benefit of shareholders in the Fund. In this regard, the Trustees primarily considered the breakpoints in the Fund’s advisory fee schedule and how possible benefits from economies of scale may be realized by the various parties. The Trustees concluded that they were satisfied with the extent to which possible economies of scale may be shared for the benefit of shareholders in the Fund. The Board also took into account Pzena’s experience as a manager of international value investments, including as an adviser to certain mutual funds and separately managed accounts using a similar investment strategy, as well as their reputation in the marketplace. Based on that information, the Board concluded that this might enhance the marketability of the Fund, and thus lead to growth in the size of the Fund, although such growth cannot be assured.

The Trustees also considered the quality of the investment research capabilities of Pzena and the other resources that Pzena has dedicated to performing services for the Fund. In addition, the Trustees considered Pzena’s policies with respect to obtaining benefits from their use of the Fund’s brokerage commissions to obtain research that could be used for Pzena’s other clients, and the Trustees concluded that such policies were reasonable.

In addition, the Trustees considered comparisons of the services to be rendered and, as noted above, the amount to be paid, under the New Subadvisory Agreement with that under the Previous Subadvisory Agreement. In this regard, the Trustees in particular noted that, other than certain differences (as described above), the principal terms of the New Subadvisory Agreement are substantially similar to the Previous Subadvisory Agreement.

Based on their evaluation of these factors described above, and assisted by independent counsel, the Trustees, including the Independent Trustees, concluded it was appropriate and desirable for Pzena to assume subadvisory responsibilities for the Fund and thus approved the New Subadvisory Agreement.

ADDITIONAL INFORMATION

The Fund’s Service Providers

IICO, located at 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201, is a registered investment adviser under the Investment Advisers Act of 1940, as amended. IICO is a wholly-owned subsidiary of Waddell & Reed Financial, Inc., a publicly held company also located at 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201.

The Trust’s distributor is Ivy Distributors, Inc. The Trust’s accounting services agent and transfer agent is Waddell & Reed Services Company, doing business as WI Services Company. The address of each of these entities is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201. The Trust’s custodian is Bank of New York Mellon, located at One Wall Street, New York, New York 10286.

Information About the Fund

The Trust will furnish, without charge, a copy of its most recent annual report and any recent semi-annual report to any shareholder upon request by writing or calling the Trust at the address and telephone number set forth on the first page of this Information Statement. Information about the Trust (including the most recent Annual and Semiannual Reports) also is available from the SEC’s web site at http://www.sec.gov and also may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov or from the SEC’s Public Reference Room, Room 1580, 100 F Street NE, Washington, D.C. 20549-1520. You can find out about the operation of the Public Reference Room and applicable copying charges by calling 202.551.8090.

Ownership of Shares

The number of shares of beneficial interest of the Fund issued and outstanding as of the Record Date was as follows:

Class A	5,024,952.503
Class B	28,247.129
Class C	161,280.70
Class I	3,926,231.948
Class N	8,967.684
Class R	18,961.965
Class Y	110,150.037

Beneficial Ownership

As of the Record Date, all of the Trustees and officers, as a group, beneficially owned less than 1% of the outstanding shares of each class of the Fund. As of the Record Date, the following persons owned of record, or are known by the Trust to own beneficially, 5% or more of the outstanding shares of the Fund.

Class	Ownership Type	Shareholder Name, City and State	Total Shares Owned	% of Class
B	Record	First Clearing, LLC St. Louis, MO	7,942.250	28.12%

C	Record	First Clearing, LLC St. Louis, MO	8,201.305	5.09%

Class	Ownership Type	Shareholder Name, City and State	Total Shares Owned	% of Class
C	Record	Merrill Lynch Pierce Fenner & Smith Jacksonville, FL	47,909.423	29.71%

C	Record	Morgan Stanley Smith Barney, LLC Jersey City, NJ	8,172.124	5.07%

C	Record	Raymond James & Associates St. Petersburg, FL	12,026.497	7.46%

N	Beneficial	Edward Jones St. Louis, MO	8,965.664	99.98%

R	Record	Ivy Distributors, Inc. Mission, KS	18,534.753	97.75%

Y	Beneficial	A. Farid Bolouri Milwaukie, OR	5,542.329	5.03%

Y	Beneficial	Mid Atlantic Trust Pittsburgh, PA	10,803.047	9.81%

Y	Record	Charles Schwab & Co., Inc. San Francisco, CA	8,287.196	7.52%

Y	Record	Minnesota Life Insurance Co. St. Paul, MN	47,277.143	42.92%

Y	Record	Nationwide Investment Services Corp. Columbus, OH	31,175.198	28.30%

OTHER MATTERS

The Trust is not required to hold regularly scheduled annual meetings of shareholders, except as required by law. The governing instruments of the Trust provide that meetings of shareholders may be called by the secretary whenever ordered by the chairman of the Board, the president, or by a majority of the Board, and shall be called by the secretary upon written request of the shareholders entitled to vote not less than 25% (or 10% to the extent required by Section 16(a) of the 1940 Act) of the total combined votes of all shares of the Trust issued and outstanding, provided that (a) such request shall state the purposes of such meeting and the matters proposed to be acted on; and (b) the shareholders requesting such meeting shall have paid to the Trust the reasonably estimated cost of preparing and mailing the notice thereof, which the secretary shall determine and specify to such shareholders.

Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. The Trust does not require shareholders to provide advance notice to present a proposal at a shareholder meeting. Nonetheless, the federal securities laws require that certain conditions be met to present any proposal at a shareholder meeting. The matters to be considered and brought before an annual or special meeting of shareholders of the Trust are limited to only those matters, including the nomination and election of trustees, that are properly brought before the meeting. These requirements are intended to provide the Trust the opportunity to better evaluate the proposal and provide additional information to shareholders for their consideration in connection with the proposal. Failure to satisfy the requirements of these advance notice provisions means that a shareholder may not be able to present a proposal at the annual or special shareholder meeting.

DEF14A-ICDAX